                                  United States
                       Securities and Exchange Commission
                              Washington, DC 20549

              -----------------------------------------------------

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934


                                  United Online
              -----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, .0001 Par Value
                       ----------------------------------
                         (Title of Class of Securities)


                                    911268100
                                    ---------
                                 (CUSIP Number)


                                September 25, 2001
                                -----------------
                          (Date of Event which Requires
                            Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NUMBER  911268100


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Draper Fisher Jurvetson Fund V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,784,375
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,784,375
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,054,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

 CUSIP NUMBER 911268100


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Draper Fisher Jurvetson Management Company, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,784,375
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,784,375
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,054,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO
------------------------------------------------------------------------------

 CUSIP NUMBER 911268100


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Timothy C. Draper
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             3,010,135
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,010,135
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,054,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

CUSIP NUMBER 911268100


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      John H.N. Fisher
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             3,010,135
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,010,135
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,054,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

CUSIP NUMBER 911268100


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Stephen T. Jurvetson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            44,420
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             3,010,135
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             44,420
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,010,135
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,054,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

CUSIP NUMBER 911268100


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY)

      Draper Fisher Jurvetson Partners V, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             225,760
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          225,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,045,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO
------------------------------------------------------------------------------

Item 1(a) Name of Issuer:  United Online

Item 1(b) Address of Issuer's principal executive offices:

              255 Townsgate Road, Westlake Village, CA 91361

Item 2(a) Name of person filing:

              Draper Fisher Jurvetson Fund V, L.P.
              Draper Fisher Jurvetson Management Company V, LLC
              Timothy C. Draper
              John H.N. Fisher
              Stephen T. Jurvetson
              Draper Fisher Jurvetson Partners V, LLC

Item 2(b) Address of principal business office or, if none, residence:

              400 Seaport Court, Suite 250, Redwood City, CA 94063

Item 2(c) Citizenship:

              Draper Fisher Jurvetson Fund V, L.P.          California
              Draper Fisher Jurvetson Management
                 Company V, LLC                             California
              Timothy C. Draper                             United States
              John H.N. Fisher                              United States
              Stephen T. Jurvetson                          United States
              Draper Fisher Jurvetson Partners V, LLC       California

Item 2(d) Title of class of securities:   Common Stock

Item 2(e) CUSIP No.: 911268100

Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) [_] Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

    (b) [_] Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

    (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

    (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

    (e) [_] An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(e);

    (f) [_] An employee benefit plan or endowment fund in accordance with
            (S) 240.13d-1(b)(1)(ii)(f);

    (g)  [_] A parent holding company or control person in accordance with
             (S) 240.13d-1(b)(1)(ii)(g);

    (h) [_] A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

    (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.

                Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                Not Applicable.

Item 9.  Notice of Dissolution of Group.

                Not Applicable.

Item 10. Certifications.

     Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002              Draper Fisher Jurvetson Fund V, L.P.

                                      By:   /s/ Tim Draper
                                          -----------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                      Draper Fisher Jurvetson Management
                                      Company V, LLC

                                      By:   /s/ Tim Draper
                                          -----------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                        /s/ Timothy C. Draper
                                      ---------------------------------------
                                      Timothy C. Draper


                                        /s/ John H.N. Fisher
                                      ---------------------------------------
                                      John H.N. Fisher


                                        /s/ Stephen T. Jurvetson
                                      ---------------------------------------
                                      Stephen T. Jurvetson


                                      Draper Fisher Jurvetson Partners V, LLC

                                      By:   /s/ Tim Draper
                                          -----------------------------------
                                          Name:  Tim Draper
                                          Title: Managing Director

                                  Exhibit Index

Exhibit         Description

99.1            Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith